Exhibit 99.1

LIBERTY GLOBAL TO PRESENT AT THE GOLDMAN SACHS COMMUNACOPIA & TECHNOLOGY CONFERENCE

Denver, Colorado – August 24, 2022

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the Goldman Sachs Communacopia & Technology Conference on Tuesday, September 13, 2022 at 3:00 p.m. Pacific Time. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 30 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million fixed and mobile connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit
www.libertyglobal.com.

Investor Relations                Corporate Communications
Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
Amy Ocen +1 303 784 4528             Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979